Exhibit 99.1

Dawson Geophysical Company Announces Pricing of Public Offering of 1,800,000 Shares

MIDLAND, Texas Mar. 1, 2005/PRNewswire/- Dawson Geophysical Company (NASDAQ “DWSN”) today announced that it priced its public offering of 1,800,000 shares of common stock at $24.50 per share, raising $41.1 million in net proceeds to the Company. The shares are expected to be delivered on March 4, 2005. Dawson Geophysical Company has also granted the underwriters a 30-day option to purchase up to an additional 234,500 shares of common stock to cover over-allotments, if any.

Dawson Geophysical Company expects to use the net proceeds of this offering to repay borrowings under the revolving line of credit loan agreement used to complete the funding of its 2004 seismic data acquisition crew expansion, to complete funding of its January 2005 seismic data acquisition crew expansion, to field an additional data acquisition crew in the second calendar quarter of 2005, to increase the capacity of existing crews and for general corporate purposes. L. Decker Dawson, Chairman and Chief Executive Officer of the Company, said “We welcome our new Dawson shareholders. We are excited about our future growth opportunities and maintaining our position as the leading provider of U.S. onshore seismic services.”

Raymond James & Associates, Inc. is acting as the lead manager and sole book-runner, with A.G. Edwards & Sons, Inc. acting as a co-manager.

A Registration statement relating to this public offering was filed with the Securities and Exchange Commission and has been declared effective. At pricing, the Company increased the size of the offering by 309,500 shares, including 9,500 shares as part of the underwriters’ over-allotment option, by filing a registration statement which became effective immediately under Rule 462(b) of the Securities Act of 1933.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of, the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

A copy of the final prospectus related to the offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

About Dawson Geophysical Company

Dawson Geophysical Company is the leading provider of onshore seismic data acquisition services in the United States as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements.    Statements about Dawson Geophysical Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, and which could cause actual results to differ materially from such statements. These factors include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, ability to obtain land access rights of way and the availability of capital resources. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.